Exhibit 99.1

PRESS RELEASE

Ormat Technologies Contact:	Investor Relations Contact:
Dita Bronicki	Rob Fink/Brad Nelson
CEO	KCSA Strategic Communications
775-356-9029	212-896-1206 (Rob) /212-896-1217 (Brad)
dbronicki@ormat.com	rfink@kcsa.com / bnelson@kcsa.com

Ormat Technologies Reports 2014 First Quarter Results

Record quarterly revenues in the electricity segment, increase 38.8% to $94.8 million

Net income of $21.6 million or $0.47 per share attributable to company's shareholders

EBITDA grew 54.4% and reached $70.6 million

RENO, Nevada, May 8, 2014 -- Ormat Technologies, Inc. (NYSE: ORA) announced today its financial results for the first quarter of 2014.

Quarterly financial highlights compared to the same quarter last year:

•	Quarterly revenues increased 19.8% to $142.4 million ;

•	Gross margin increased from to 22.5% to 37.5%;

•	Operating income reached $42.6 million compared to $7.7 million;

•	Net income attributable to the company’s shareholders was $21.6 million, or $0.47 per share on a fully diluted basis, compared to a net loss of ($5.0) million, or ($0.11) per share;

•	Adjusted EBITDA grew 54.4% to $70.6 million;

•	Cash flow from operation reached $68.1 million;

•	Declared a dividend of $0.05 per share.

Operational highlights and recent developments:

•

Increased electricity generation by 15.5% year-over-year to 1.2 million MWh, driven primarily by new capacity coming on line at Olkaria III Plants 2 and 3 in Kenya as well as at the Don A. Campbell Plant in Nevada;

•

The Sarulla consortium signed a $1.17 billion financing agreements for the development and construction of the 330 MW Sarulla geothermal project in Indonesia. Closing is anticipated in the 2nd quarter of 2014

•	Sold Heber Solar PV project in California for approximately $35.3 million; $7.5 million pre-tax gain will be recorded in the second quarter 2014; and,

•	Began CEO transition with Isaac Angel joining Ormat on April 1, 2014 in preparation to succeed retiring CEO Dita Bronicki on July 1, 2014.

Dita Bronicki, chief executive officer of Ormat, stated, “We delivered strong financial and operational results in the first quarter. In the electricity segment, revenues grew by 38.8%, while gross margins increased to 39.8%. The growth in the margin was mainly due to the addition of the new facilities that were described earlier. The margin also benefited from a reduction in our specific operating cost from 35 to 30 $/MWh. Part of this reduction is lasting and is driven by the addition of the modern plants with the specific characteristics of their well fields and plant design that provide the marginal generation at a lower cost. Part of the reduction in cost this quarter is driven by timing, and we expect higher operating expenses in the 2nd quarter of this year.”

“The performance of the product segment was also very satisfactory and our backlog remains substantial, and currently stands at $120.4 million excluding Sarulla. As we guided in the year-end earnings call, we expect product revenues to decrease during the second quarter before strengthening toward the end of the year.  The expected release of the Sarulla supply contract later this quarter, when the financial closing of the project will occur, will garner a continued strong product segment not only in 2014 but in the next few years.

Bronicki concluded, “We reaffirm our 2014 guidance and expect total revenues to be between $540.0 million to $560.0 million with electricity revenues ranging $370.0 million to $380.0 million and our product segment revenues to be between $170.0 million and $180.0 million, including a $36.0 million contribution from the Sarulla project.”

Financial Summary

For the three months ended March 31, 2014, total revenues reached $142.4 million from $118.9 million in the first quarter of 2013, an increase of 19.8%.  Electricity revenues increased 38.8% to $94.8 million in the three months ended March 31, 2014 from $68.3 million in the three months ended March 31, 2013. Product revenues decreased 5.9% to $47.6 million in the three months ended March 31, 2014 from $50.6 million in the three months ended March 31, 2013.

Operating income for the three months ended March 31, 2014 was $42.6 million, compared to $7.7 million for the three months ended March 31, 2013 which included a one-time termination fee of $9.0 million for the Mammoth PPAs

For the three months ended March 31, 2014, the company reported net income attributable to the company’s shareholders of $21.6 million, or $0.47 per diluted share, compared to net loss of ($5.0) million, or ($0.11) per diluted share, for the three months ended March 31, 2013.

Adjusted EBITDA for the three months ended March 31, 2014 was $70.6 million, compared to $45.7 million for the three months ended March 31, 2013, an increase of 54.4%. The reconciliation of GAAP net cash provided by operating activities and net income to EBITDA and Adjusted EBITDA and additional cash flows information is set forth below in this release.

Net cash provided by operating activities was $68.1 million in the three months ended March 31, 2014, compared to $18.2 million in the three months ended March 31, 2013.

On May 8, 2014, ORMAT’s Board of Directors approved a payment of a quarterly dividend of $0.05 per share pursuant to the company’s dividend policy, which targets an annual payoff ratio of at least 20% of the company’s net income. The dividend will be paid on May 30, 2014 to shareholders of record as of closing of business on May 21, 2014.

As of March 31, 2014, cash and cash equivalents were $47.9 million. In addition, as of March 31, 2014, the company had $208.1 million of unused corporate borrowing capacity under existing lines of credit with different commercial banks.

Conference Call Details

Ormat will host a conference call to discuss its financial results and other matters discussed in this press release at 9:00 A.M. ET on Friday, May 9, 2014.  The call will be available as a live, listen-only webcast at www.ormat.com. During the webcast, management will refer to slides that will be posted on the web site. The slides and accompanying webcast can be accessed through the Webcast & Presentations in the Investor Relations section of Ormat's website.

An archive of the webcast will be available approximately 10 minutes after the conclusion of the live call.

About Ormat Technologies

With over four decades of experience, Ormat Technologies, Inc. is a leading geothermal company and the only vertically integrated company solely engaged in geothermal and recovered energy generation (REG). The company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter - a power generation unit that converts low-, medium- and high-temperature heat into electricity. With over 77 U.S. patents, Ormat's power solutions have been refined and perfected under the most grueling environmental conditions. Ormat has 480 employees in the United States and about 640 overseas. Ormat's flexible, modular solutions for geothermal power and REG are ideal for the vast range of resource characteristics. The company has engineered, manufactured and constructed power plants, which it currently owns or has installed to utilities and developers worldwide, totaling over 1,750 MW of gross capacity. Ormat's current generating portfolio of 626 MW (net) is spread globally in the U.S., Guatemala and Kenya.

Ormat's Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat's plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see "Risk Factors" as described in Ormat Technologies, Inc.'s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2014.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Ormat Technologies, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

For the Three-Month Periods Ended March 31, 2014 and 2013

(Unaudited)

	Three Months Ended March 31,
	2014	2013 As revised

	(In thousands, except per share data)
Revenues:
Electricity	$94,817	$68,298
Product	47,619	50,608
Total revenues	142,436	118,906
Cost of revenues:
Electricity	57,034	55,088
Product	31,943	37,041
Total cost of revenues	88,977	92,129
Gross margin	53,459	26,777
Operating expenses:
Research and development expenses (income)	(87)	1,000
Selling and marketing expenses	3,379	11,509
General and administrative expenses	7,596	6,584
Impairment charge		—
Write-off of unsuccessful exploration activities	—	—
Operating income	42,571	7,684
Other income (expense):
Interest income	111	41
Interest expense, net	(20,518)	(15,863)
Foreign currency translation and transaction gains (losses)	(638)	1,682
Income attributable to sale of tax benefits	6,717	3,532
Other non-operating expense, net	63	1,417
Income (loss), before income taxes and equity in losses of investees	28,306	(1,507)
Income tax provision	(6,320)	(4,047)
Equity in losses of investees, net	(197)	—
Income (loss) from continuing operations	21,789	(5,554)
Discontinued operations:
Income from discontinued operations	—	827
Income tax provision	—	(222)
Total income from discontinued operations	—	605

Net income (loss)	21,789	(4,949)
Net income attributable to noncontrolling interest	(237)	(85)
Net income (loss) attributable to the Company's stockholders	$21,552	$(5,034)

Earnings per share attributable to the Company's stockholders - Basic and diluted:
Income (loss) from continuing operations	$0.47	$(0.12)
Discontinued operations	-	0.01
Net Income (loss)	$0.47	$(0.11)

Weighted average number of shares used in computation of earnings per share attributable to the Company's stockholders:
Basic	45,479	45,431
Diluted	45,660	45,431

Ormat Technologies, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

As of March 31, 2014 and December 31, 2013

(Unaudited)

	March 31,	December 31,
	2014	2013

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$47,927	$57,354
Restricted cash, cash equivalents and marketable securities	74,406	51,065
Receivables:
Trade	55,676	95,365
Related entity	442	442
Other	28,756	11,049
Due from Parent	534	382
Inventories	22,671	22,289
Costs and estimated earnings in excess of billings on uncompleted contracts	27,789	21,217
Deferred income taxes	684	523
Prepaid expenses and other	33,728	29,654
Total current assets	292,613	289,340
Unconsolidated investments	7,510	7,076
Deposits and other	24,743	22,114
Deferred income taxes	—	891
Deferred charges	35,881	36,738
Property, plant and equipment, net	1,463,574	1,452,336
Construction-in-process	249,777	288,827
Deferred financing and lease costs, net	29,127	30,178
Intangible assets, net	31,122	31,933
Total assets	$2,134,347	$2,159,433
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$93,820	$98,047
Short-term revolving credit lines with banks (full recourse)	34,733	—
Billings in excess of costs and estimated earnings on uncompleted contracts	3,817	7,903
Current portion of long-term debt:
Limited and non-recourse:
Senior secured notes	29,337	31,137
Other loans	21,127	20,377
Full recourse	28,994	28,875
Total current liabilities	211,828	186,339
Long-term debt, net of current portion:
Limited and non-recourse:
Senior secured notes	256,366	270,310
Other loans	305,762	311,078
Full recourse:
Senior unsecured bonds	250,520	250,596
Other loans	49,887	53,467
Revolving credit lines with banks (full recourse)	62,467	112,017
Liability associated with sale of tax benefits	56,090	60,985
Deferred lease income	62,762	63,496
Deferred income taxes	59,322	55,035
Liability for unrecognized tax benefits	5,132	4,950
Liabilities for severance pay	24,182	23,841
Asset retirement obligation	19,053	18,679
Other long-term liabilities	5,282	3,529
Total liabilities	1,368,653	1,414,322

Equity:
The Company's stockholders' equity:
Common stock	46	46
Additional paid-in capital	736,735	735,295
Retained earnings	15,737	(3,088)
Accumulated other comprehensive income	451	487
	752,969	732,740
Noncontrolling interest	12,725	12,371
Total equity	765,694	745,111
Total liabilities and equity	$2,134,347	$2,159,433

Ormat Technologies, Inc. and Subsidiaries

Reconciliation of EBITDA, Adjusted EBITDA and Additional Cash Flows Information

For the Three-Month Periods Ended March 31, 2014 and 2013

(Unaudited)

We calculate EBITDA as net income before interest, taxes, depreciation and amortization. We calculate Adjusted EBITDA as net income before interest, taxes, depreciation and amortization, excluding impairment of long-lived assets and one-time termination fee. EBITDA and Adjusted EBITDA are not a measurement of financial performance or liquidity under accounting principles generally accepted in the United States of America and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with accounting principles generally accepted in the United States of America. EBITDA and Adjusted EBITDA are presented because we believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of a company’s ability to service and/or incur debt. However, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do.

The following tables reconcile net cash provided by operating activities and net income to EBITDA and Adjusted EBITDA for the three-month periods ended March 31, 2014 and 2013:

	Three Months Ended March 31,
	2014	2013 As revised

	(in thousands)
Net cash provided by operating activities	$68,076	$18,216
Adjusted for:
Interest expense, net (excluding amortization of deferred financing costs)	19,176	14,336
Interest income	(111)	(41)
Income tax provision	6,320	4,269
Adjustments to reconcile net income or loss to net cash provided by operating activities (excluding depreciation and amortization)	(22,870)	(28)
EBITDA	$70,591	$36,752

Termination fees	—	8,979
Adjusted EBITDA	$70,591	$45,731
Net cash used in investing activities	$(35,323)	$(98,244)
Net cash (used in) provided by financing activities	$(42,180)	$71,027

	Three Months Ended March 31,
	2014	2013 As revised

	(in thousands)
Net income (loss)	$21,789	$(4,949)
Adjusted for:
Interest expense, net (including amortization of deferred financing costs)	20,407	15,797
Income tax provision (benefit)	6,320	4,269
Depreciation and amortization	22,075	21,635
EBITDA	$70,591	$36,752

Termination fees	—	8,979
Adjusted EBITDA	$70,591	$45,731